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FOR IMMEDIATE RELEASE:
Contact:
Nickole Ingram, Director of Communications
Integra, Inc.
1060 First Avenue, Suite 400
King of Prussia, PA 19406-1336
610/992-5330
Ningram@integra-ease.com


                              INTEGRA'S CEO RESIGNS

KING OF PRUSSIA, Pa. June 13 -- Integra, Inc. (Amex: IGR), a provider of employee assistance programs (EAP), work life programs and managed behavioral healthcare services, announced today that Eric E. Anderson, Ph.D., has advised the Board of Directors of his intention to resign his position of Chief Executive Officer for personal reasons and to pursue other career interests.

Shawkat Raslan, Chairman of the Company's Board of Directors, said: "Integra appreciates the dedication and hard work that Dr. Anderson brought to the job of CEO. We wish him the best of luck in all of his future endeavors." Mr. Raslan further stated: "Although we have a strong management team in place, we will immediately initiate a search for the best qualified CEO we can find to lead the Company and enhance the value of our stockholders' investments." The Company also announced that Mr. Raslan has agreed to create and head up an Office of the Chairman to be responsible for executive leadership of the Company on an interim basis while the Company conducts a search for Dr. Anderson's replacement.

ABOUT INTEGRA

Integra, Inc., www.integra-ease.com, provides 1.15 million members with employee assistance and work life programs, and behavioral healthcare tools and management through full and shared risk arrangements with employers, health plans and managed care organizations.